                                                                 EXHIBIT 10.189

                    ANNUAL EXECUTIVE INDIVIDUAL PERFORMANCE PLAN
                     RESTATED AND AMENDED AS OF JANUARY 1, 1998

     The Annual Executive Individual Performance Plan (the "Plan") provides for the payment of annual bonuses to Participants consisting of executive officers of The Charles Schwab Corporation (the "Company"), other than the Chairman, Vice Chairman and President.

     The Compensation Committee of the Board of Directors (the "Committee") shall select the executive officers who will participate in the Plan. The amount available for payments under the Plan will consist of the sum of two components. The first component is an amount equal to the sum of the bonuses payable to each Participant for the year pursuant to the Corporate Executive Bonus Plan (the "Formula Plan Bonus Total"). The second component is calculated by multiplying the sum of (i) the first component, plus (ii) the Formula Bonus Plan Total, by 60%. For purposes of calculating both Components, the Formula Plan Bonus Total shall be increased by any reductions in distributions determined by the Committee pursuant to Article III, Section 5 of the Corporate Executive Bonus Plan, and, at the discretion of the Committee, the Formula Plan Bonus Total may be recomputed by excluding from the calculation of the Company's net revenue growth or consolidated pre-tax profit margin the amount of any items of income and expense that the Committee determines to be extraordinary (such as the impact of mergers and acquisitions during the year and other one-time nonoperating items).

     The Committee shall determine the amounts to be paid to the Participants hereunder. Such determination shall be based on the Committee's evaluation, in its sole discretion and upon the recommendation of the Chairman and President, of the Participant's individual contribution to the attainment of the Company's performance objectives. The Committee has the discretion to pay out less than the total amount available for payment hereunder.

     All amounts payable pursuant to the Plan shall be paid within the first ninety (90) days of the year following the year in which they are earned; however, a recipient who is eligible to participate in The Charles Schwab Corporation Deferred Compensation Plan may elect to defer payments pursuant to the terms of that plan.

     The Plan is administered by the Committee. All decisions regarding the operation of the Plan and payments thereunder shall be made by the Committee, in its sole and absolute discretion, which decisions shall be final, conclusive and binding. The Committee may amend or terminate the Plan at any time and for any reason, without stockholder approval. Nothing contained herein shall be construed as a guarantee of continued employment of any participant hereunder. The Plan shall be construed and governed in accordance with the laws of the State of California.









                                                                            2